FOR IMMEDIATE RELEASE

CONTACT: Miranda Sevcik
Cell Phone: 713 515-9729
Email: miranda@mediamastersonline.net

          CET Services Inc. and BioMedical Technology Solutions, Inc.
                  Enter Into Agreement and Plan of Merger

ENGLEWOOD, Colo. - CET Services, Inc. (OTCBB: CETR) today announced it has entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with BioMedical Technology Solutions, Inc., ("BMTS") based in
Englewood, Colorado.   Upon closing of the merger BMTS would become a wholly
owned subsidiary of CET. Shareholders of BMTS would receive shares of CET common stock in exchange for their BMTS shares. The Merger Agreement further provides that at closing CET would issue to the shareholders of BMTS a total of approximately 78,994,826 shares of CET common stock. CET would assume all of BMTS's outstanding options, warrants and convertible debt, which convertible securities will become exercisable for CET common stock.

The exact number of shares to be issued in exchange for the BMTS shares will be adjusted at closing so that the total number of CET shares issued to the BMTS shareholders, including shares of common stock issuable upon exercise of outstanding options and warrants, will represent, when issued, 94% of the total issued and outstanding shares of CET on a fully diluted basis. The Merger, when consummated, would result in a change in control of CET.

Subject to certain conditions, the Merger Agreement also provides for certain ancillary transactions, including (i) that CET will change its jurisdiction of incorporation from California to Colorado and change its name to "BioMedical Technology Solutions, Inc.", (ii) that CET will increased its authorized capital to consist of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, (iii) that CET will undertake a reverse split of its outstanding securities at a future date and on a basis determined by the Board of Directors, and (iv) that CET adopt an Equity Incentive Plan.

The directors and officers of the combined company will be designated by BMTS, and the companies anticipate that these individuals will consist of the officers and directors of BMTS immediately before the Merger.

Don Cox, President and CEO of BMTS say's of the proposed merger "BMTS is a young and aggressive company in an industry overdue for new and alternative technologies. There were 1.5 billion pounds of biomedical waste commercially generated in the US in 2006 (averaging 5 lbs per person) and increasing every year as our population grows and we live longer. This is coupled with the rising cost of fuel, fuel shortages, shutting down of incinerators, closing of landfills not to mention the universal awareness to global warming (April 18th 2008, 20 US governors signed a declaration on climate change) and approximately 20,000 diesel guzzling, emissions producing trucks being used every day to pick up this waste. Costs associated with remediating biomedical waste are continually rising and getting pushed down to the customer. With our patented alternative technology BMTS allows the customer to save money in a safe, simple and secure way while being environmentally friendly. This merger would give BMTS the opportunity within a public venue to raise the capital necessary to accelerate our business plan and capitalize on these opportunities within the biomedical waste industry both domestically and internationally."

Steve Davis, CEO of CET says, "We're excited about the merger between BMTS and CET Services, Inc. We believe the proposed merger would generate an opportunity for our shareholders to benefit from this growing company with an amazing product. The fact that the patented Demolizer[R] II technology is approved or meet requirements in 47 states by over 78 governmental agencies was a significant factor in our decision to enter into the merger agreement. We feel this merger would be a win- win for both companies affording BMTS the public venue and capital needed to expand through their national distribution channels for which the current CET shareholders would benefit."

The closing of the transaction contemplated by the Merger Agreement is subject to the satisfaction of customary conditions, including approval of the Merger and Ancillary Transactions by the stockholders of CET, the approval of the Merger by the stockholders of BMTS. The transaction is expected to close by June 30, 2008.

About BMTS

BioMedical Technology Solutions, Inc., (www.bmtscorp.com) is a privately held corporation, located in Englewood, Colorado, which sells and leases devices that convert infectious biomedical waste into non-biohazardous material using the patented Demolizer[R] technology which it owns. BMTS's products provide safe, environmentally sound, biomedical waste treatment solutions for medical, dental and veterinary offices, nursing homes, assisted living facilities, and other health care facilities. For more information call 1-303-653-0100, or visit the web site.

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a " safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by any of the companies) contains statements that are forward-looking, such as statements relating to anticipated future revenues of the company after the merger. This press release may contain such "forward looking statements". This information involves important risks and uncertainties that could significantly affect the anticipated results in the future. Such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the companies involved or the merger. Within the meaning of the provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.

Where to Find Additional Information about the Merger

CET intends to file a proxy statement in connection with the merger transaction. Investors and stockholders are urged to read the proxy statement when it becomes available because it will contain important information about the transaction. Investors and security holders may obtain free copies of the proxy statement and other relevant documents (when they become available) and other documents filed with the Securities and Exchange Commission at the Securities and Exchange Commission's web site at www.sec.gov.

CET and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CET in connection with the merger. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the proxy statement of CET as described above. Additional information regarding the directors and executive officers of CET is also included in CET's Annual Report on Form 10-KSB for the year ended December 31, 2007, filed with the Securities and Exchange Commission on April 4, 2008. This document is available free of charge at the Securities and Exchange Commission's web site at www.sec.gov and from CET by contacting Steve Davis at CET at 720-875-3377.

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FOR MEDIA CONTACT:
Miranda Sevcik
CELL PHONE: 713-515-9729
EMAIL: Miranda@mediamastersonline.net